                                                 Exhibit 99.1

BARINGS BDC, INC. ANNOUNCES INCREASED QUARTERLY CASH DIVIDEND OF $0.23 PER SHARE AND ANNOUNCES CONFERENCE CALL TO DISCUSS FOURTH QUARTER AND FULL YEAR 2021 RESULTS
CHARLOTTE, N.C., February 1, 2022 - Barings BDC, Inc. (NYSE: BBDC) ("Barings BDC" or the "Company") today announced that the Company's Board of Directors declared a quarterly cash dividend of $0.23 per share for the quarter ending March 31, 2022. The Company has scheduled a conference call to discuss fourth quarter and full year 2021 financial and operating results for Thursday, February 24, 2022, at 9:00 a.m. ET.
Dividend Information
The Board has declared a quarterly cash dividend of $0.23 per share for the quarter ending March 31, 2022. This represents a 4.5% increase from the fourth quarter 2021 dividend.
The Company’s first quarter 2022 dividend will be payable as follows:
First Quarter 2022 Dividend:
Amount per share:         $0.23
Record date:             February 16, 2022
Payment date:             February 23, 2022
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Conference Call to Discuss Fourth Quarter and Full Year 2021 Results
Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2021 financial and operating results for Thursday, February 24, 2022, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 10, 2022. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13726209.
This conference call will also be available via a live webcast on the investor relations section of its website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until March 10, 2022.

About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans to private U.S. middle market companies that operate across a wide range of industries. Barings BDC's investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $391 billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $391 billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of December 31, 2021
Media Contact:
Cheryl Krauss, Media Relations, Barings, 980-417-5858, cheryl.krauss@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088